EXHIBIT 99.3
Alternative Behavioral Services,
Inc. and Subsidiaries
(A wholly-owned subsidiary of FHC Health Systems, Inc.)
Consolidated Financial Statements
as of December 31, 2005 and for the year ended December 31, 2005, and as of September 30, 2006 (unaudited) and for each of the nine month periods ended September 30, 2006 and 2005 (unaudited)

Alternative Behavioral Services, Inc. and Subsidiaries
Index

Page(s)
Report of Independent Registered Public Accounting Firm	1
Consolidated Financial Statements
Consolidated Balance Sheets	2
Consolidated Statements of Operations	3
Consolidated Statements of Changes in Stockholder’s Equity	4
Consolidated Statements of Cash Flows	5
Notes to Consolidated Financial Statements	6-24

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholder
Alternative Behavioral Services, Inc. and Subsidiaries
In our opinion, the accompanying consolidated balance sheet and the related consolidated statement of operations, of changes in stockholder’s equity and of cash flows present fairly, in all material respects, the consolidated financial position of Alternative Behavioral Services, Inc. and Subsidiaries (the “Company”) at December 31, 2005, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
As described in Note 13 to the consolidated financial statements, the Company has restated stockholder’s equity as of January 1, 2005 to reflect the consolidation of an entity merged into the Company in 2005 from an affiliated company.
June 28, 2006

Alternative Behavioral Services, Inc. and Subsidiaries
Consolidated Balance Sheets
September 30, 2006 (Unaudited) and December 31, 2005

	September 30,	December 31,
	2006	2005
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$1,259,753	$1,022,137
Restricted short-term investments	814,188	798,595
Accounts receivable, less allowance for doubtful accounts of $2,528,080 and $2,541,949	28,772,323	24,198,435
Receivable from third-party payors	3,538,784	3,321,980
Prepaid expenses and other assets	3,667,964	3,782,491
Income taxes receivable	3,025,121	—
Deferred income tax assets	2,543,006	3,024,470

Total current assets	43,621,139	36,148,108

Assets held for sale	3,330,528	3,330,528
Property, plant and equipment, net (Note 3)	42,807,270	42,805,211
Deferred income tax assets	2,821,572	3,355,854
Goodwill	833,329	833,329
Other intangible assets, net (Note 4)	4,880,600	5,173,250
Other long-term assets	605,176	616,976

Total assets	$98,899,614	$92,263,256

Liabilities and Stockholder’s Equity
Current liabilities
Current maturities of long-term debt obligations	$584,560	$361,386
Accounts payable	6,545,290	5,826,290
Cash overdraft	1,559,639	2,650,814
Payable to providers	2,700,150	2,187,520
Payable to third-party payors	3,056,519	3,617,448
Accrued salaries and vacation pay	6,529,335	5,531,908
Self-insured retentions	3,955,409	3,444,917
Other accrued expenses	2,195,769	1,640,062
Income taxes payable	—	167,939
Due to affiliated companies, net	9,745,437	—

Total current liabilities	36,872,108	25,428,284
Capital lease obligation, less current portion	5,710,550	5,315,285
Notes payable, less current portion	1,960,601	2,092,019
Other long-term liabilities	941,371	831,272

Total liabilities	45,484,630	33,666,860

Commitments and contingencies (Notes 5, 7, 8 and 10)

Stockholder’s equity
Common stock, $1 par value, 5,000 shares authorized, 1,000 shares issued and outstanding	1,000	1,000
Additional paid-in capital	78,062,640	78,062,640
Accumulated deficit	(24,648,656)	(19,467,244)

Total stockholder’s equity	53,414,984	58,596,396

Total liabilities and stockholders’ equity	$98,899,614	$92,263,256

The accompanying notes are an integral part of the consolidated financial statements.

Alternative Behavioral Services, Inc. and Subsidiaries
Consolidated Statements of Operations
Nine Months Ended September 30, 2006 and 2005 (Unaudited) and Year Ended December 31, 2005

	Nine Months	Nine Months	Year
	Ended	Ended	Ended
	September 30,	September 30,	December 31,
	2006	2005	2005
	(Unaudited)	(Unaudited)
Operating revenue, net	$151,559,904	$142,007,444	$190,335,598

Operating and administrative expenses	142,823,579	133,915,070	178,522,982
Depreciation and amortization	2,911,028	3,099,078	4,138,437
Loss on disposals of property, plant and equipment	3,834	11,491	60,104

Operating expenses	145,738,441	137,025,639	182,721,523

Operating income	5,821,463	4,981,805	7,614,075

Non-operating income (expense)
Interest income	48,169	78,507	93,104
Interest allocation from FHC	(12,354,549)	(10,701,657)	(14,985,997)
Interest expense	(656,078)	(884,070)	(1,170,639)

Net loss before income taxes	(7,140,995)	(6,525,415)	(8,449,457)
Income tax benefit	1,959,583	4,396,627	5,208,925

Net loss	$(5,181,412)	$(2,128,788)	$(3,240,532)

The accompanying notes are an integral part of the consolidated financial statements.

Alternative Behavioral Services, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholder’s Equity
Nine Months Ended September 30, 2006 (Unaudited) and Year Ended December 31, 2005

		Additional		Total
	Common	Paid-in	Accumulated	Stockholder’s
	Stock	Capital	Deficit	Equity
January 1, 2005, as restated (Note 13)	$1,000	$86,833,217	$(16,226,712)	$70,607,505
Net loss	—	—	(3,240,532)	(3,240,532)
Net distribution to Parent (Note 9)	—	(8,770,577)	—	(8,770,577)

December 31, 2005	1,000	78,062,640	(19,467,244)	58,596,396
Net loss (unaudited)	—	—	(5,181,412)	(5,181,412)

September 30, 2006 (unaudited)	$1,000	$78,062,640	$(24,648,656)	$53,414,984

The accompanying notes are an integral part of the consolidated financial statements.

Alternative Behavioral Services, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
Nine Months Ended September 30, 2006 and 2005 (Unaudited) and Year Ended December 31, 2005

	Nine Months	Nine Months	Year
	Ended	Ended	Ended
	September 30,	September 30,	December 31,
	2006	2005	2005
	(Unaudited)	(Unaudited)
Operating activities
Net loss	$(5,181,412)	$(2,128,788)	$(3,240,532)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Provision for bad debts	2,030,718	2,288,736	2,372,628
Depreciation and amortization	2,911,028	3,099,078	4,138,437
Net loss on disposals of property, plant and equipment	3,834	11,491	60,104
Deferred income taxes	1,015,746	(2,550,416)	(3,228,744)
Cash (used in) provided by changes in assets and liabilities
Restricted short-term investments	(15,593)	(11,677)	(23,595)
Accounts receivable	(6,604,606)	(3,018,607)	(1,769,584)
Receivable from/payable to third-party payors, net	(777,733)	(160,633)	(188,265)
Prepaid expenses and other assets	114,527	857,480	494,209
Accounts payable and accrued expenses	2,272,134	3,857,147	2,485,773
Payable to providers	512,630	(392,356)	92,057
Accrual of other long-term liabilities	110,099	805,579	831,272
Self-insured retentions	510,492	128,996	(777,146)
Income taxes receivable/payable	(3,193,060)	(1,900,899)	934,580

Net cash (used in) provided by operating activities	(6,291,196)	885,131	2,181,194

Investing activities
Purchases of property, plant and equipment	(1,882,968)	(2,039,483)	(3,396,392)
Proceeds from sales of property, plant and equipment	17,090	179,727	183,727
Proceeds from equity distribution of unconsolidated affiliates	11,800	64,365	64,365

Net cash used in investing activities	(1,854,078)	(1,795,391)	(3,148,300)

Financing activities
Payments on capital lease obligations	(219,203)	(151,627)	(187,290)
Payments on long-term obligations	(129,016)	(104,722)	(184,096)
(Decrease) increase in cash overdraft	(1,091,175)	(200,192)	595,612
Advances from affiliated companies, net	9,822,284	1,304,039	487,775

Net cash provided by financing activities	8,382,890	847,498	712,001

Increase (decrease) in cash and cash equivalents	237,616	(62,762)	(255,105)
Cash and cash equivalents
Beginning of period	1,022,137	1,277,242	1,277,242

End of period	$1,259,753	$1,214,480	$1,022,137

Supplemental disclosures
Interest paid	$650,558	$582,393	$818,053
State and Puerto Rico income taxes paid, net	144,606	70,933	42,785
Other non-cash transactions
Acquisition of property, plant and equipment financed by capitalized lease obligations	835,240	5,652,711	5,652,711
Net distribution to Parent (Note 9)	—	—	8,770,577
The accompanying notes are an integral part of the consolidated financial statements.

Alternative Behavioral Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
1.	Summary of Significant Accounting Policies

Organization and Description of Business

Alternative Behavioral Services, Inc. and its subsidiaries (collectively, “ABS” or the “Company”) is a wholly-owned subsidiary of FHC Health Systems, Inc. (“FHC” or the “Parent”). ABS assists children, adolescents, young adults, adults and their families in overcoming behavioral health challenges and leading functional lives by providing group home, independent living, detention, alternative school, in-home, residential treatment, and acute hospitalization patient care services, as well as providing behavioral managed care services to covered beneficiaries in Puerto Rico. FHC Financial Corporation (“FHC Financial”). was a subsidiary of FHC. Effective November 15, 2005, FHC Financial merged into ABS (see Note 13).

Unaudited Interim Consolidated Financial Statements

The accompanying unaudited consolidated balance sheet as of September 30, 2006, the related unaudited statement of changes in stockholder’s equity for the nine months ended September 30, 2006, and the related unaudited consolidated statements of operations and cash flows for the nine months ended September 30, 2006 and 2005 (the “unaudited interim consolidated financial statements”) have been prepared by the Company’s management in accordance with accounting principles generally accepted in the United States for interim financial information and are unaudited. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of the Company’s management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the interim results have been included.

The unaudited consolidated financial statements should be read in conjunction with the audited financial statements appearing herein. The results of the nine months ended September 30, 2006 may not be indicative of consolidated operating results for the full respective year.

Liquidity

The Company and its subsidiaries are guarantors of FHC’s senior credit facilities. As of December 31, 2005 and March 31, 2006, FHC was not in compliance with its financial covenants under its senior credit facilities. The non-compliance was waived by FHC’s lender and the senior credit facilities were amended such that FHC believes it will remain in compliance with the provisions of its lending agreements through December 31, 2006. The ability of FHC to be in compliance with these covenants through December 31, 2006 is dependent on FHC achieving its forecasted operating results for 2006. There can be no assurance that FHC will achieve its forecasted operating results for 2006.

FHC’s plans include the expected sale of the Company with the proceeds to be used to repay approximately $138 million of its indebtedness, or 40% of its total. FHC is currently in discussion with its lenders to permit the sale of ABS and to amend its credit facilities to allow it to remain compliant with the covenants whether ABS is sold or not.

Without these events or other alternative actions that FHC is exploring, including a refinancing or equity investment or further waiver from its lenders, FHC’s forecasts and current restrictive covenants indicate that there is a risk of a potential default. A default would permit the lenders to accelerate the maturity of the debt under the senior credit facility agreements and to foreclose upon any collateral securing the debt, including the Company’s assets and stock. Because of the aforementioned conditions, there could be a material adverse impact on the Company’s financial position.

Alternative Behavioral Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Consolidation
The consolidated financial statements include the accounts of ABS and its wholly-owned subsidiaries. All significant intercompany transactions are eliminated upon consolidation.
Estimation Process
The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosed in the accompanying notes. Such estimates and assumptions may change in the future as more information becomes known, which could impact the amounts reported and disclosed herein.
Revenue Recognition
Revenue for patient care is recognized based on contracted rates in effect at the time services are provided. Revenue for managed care services is recognized on a contracted capitation rate basis per member per month over the period beneficiaries are entitled to provider services.
Health Care Services
Operating revenues include estimated amounts reimbursable by Medicare and various state Medicaid programs under the provisions of cost-reimbursement formulas. Amounts received for treatment of patients covered by such programs and certain other payors are generally less than the established billing rates of the Company’s facilities. The difference between established billing rates and amounts received is accounted for as a contractual allowance. Cost-based reimbursements are subject to examination and retroactive adjustment by the agencies administering the programs. Provision has been made in the accompanying financial statements for adjustments that may result from such examinations or other changes in management’s estimate of cost-based reimbursement. The Company believes that it has accurately filed cost reports following proper methodology. To the extent that recorded amounts vary from the amount of final settlement, earnings are adjusted in the period in which the final settlement is determined. The Company’s operating revenue was increased by approximately $285,000, decreased by approximately $8,000 and increased by approximately $118,000 for the nine months ended September 30, 2006 and 2005 (unaudited) and the year ended December 31, 2005, respectively, as a result of such settlements or changes in estimates.
The Company provides care without charge or at amounts less than established rates to patients who meet the Company’s charity care policy. Such charity care services are not reported as revenue since no payment is anticipated. The Company provided charity care services, measured in terms of established rates, of approximately $244,000, $105,000 and $119,000 for the nine months ended September 30, 2006 and 2005 (unaudited) and the year ended December 31, 2005, respectively.
Managed Care
ABS provides inpatient, outpatient and pharmacy management services under contracts with employer health plans and state governments; and provides Employee Assistance Program services to employers and local municipalities. Managed care at-risk revenue is recognized on a capitated basis per month over the period that beneficiaries are entitled to provider services. Managed care administrative revenue is recognized on a per covered employee or member per month basis over the period that beneficiaries are entitled to provider services.
Managed Care Expenses
Managed care expenses are recognized as operating and administrative expenses as managed care services are provided. ABS contracts with behavioral health providers at a discounted fee—for—service

Alternative Behavioral Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
basis or a subcapitated basis for authorized behavioral health care and substance abuse services rendered to covered beneficiaries.
Payable to Providers
ABS compensates providers for authorized behavioral health care and substance abuse services to covered beneficiaries. Provider services expense and the payable to providers are accrued as services are provided. ABS uses a variety of methods to estimate the amount payable to providers including historical payment patterns and communication with significant providers to ascertain the level of care being provided beneficiaries for which a claim has not yet been submitted. Any required revisions to these estimates are reflected in operations of the period in which such revisions are determined.
As ABS enters into new contracts to manage behavioral health services, significant historical claim payment information is not always available in estimating medical expense. In addition, each contract awarded or renewed can vary as to the covered services, contracted rates and member populations. Accordingly, the actual incurred expenses may vary from the estimated amounts included in these financial statements. Although such variability is inherent in such estimates, management believes that the reserve for such expenses is adequate.
Premium Deficiency Reserve
ABS establishes a reserve for the probability that anticipated future health care and maintenance costs under certain contracts exceed anticipated future premiums on those contracts. The estimated future costs include fixed and variable, direct and allocable indirect costs. Management has determined that no premium deficiency reserve is needed as of September 30, 2006 (unaudited) or December 31, 2005.
Cash and Cash Equivalents
All highly liquid investments with an original maturity of three months or less when purchased are classified as cash equivalents.
Restricted Short-term Investments
Restricted short-term investments consist of bank certificates of deposit carried at cost, which approximate fair value with a maturity of six months to one year from the date of purchase. A bank certificate of deposit of approximately $175,000 as of September 30, 2006 (unaudited) and December 31, 2005 is restricted by the provisions of a managed care contract for the payment of claims in Puerto Rico. A bank certificate of deposit of approximately $600,000 as of September 30, 2006 (unaudited) and December 31, 2005 is restricted by a letter of credit obtained to secure a surety bond required under a managed care contract in Puerto Rico.
Accounts Receivable
Accounts receivable are comprised of amounts outstanding based on established billing rates less allowances for contractual discounts and doubtful accounts. An allowance for contractual discounts is the difference in the established billing rate and the contracted rate for each specific payor. The services authorized and provided and related reimbursement are often subject to interpretation that could result in payments that differ from management’s estimates. An allowance for doubtful accounts is established for the uninsured patient accounts or patient accounts for which primary insurance has paid, but the portion owed by the patient remains outstanding. Allowances for doubtful accounts are estimates primarily based upon the age of the accounts. Also, included in the allowance for doubtful accounts are reserves for aging or disputed receivables due from third party payors. The Company continues to

Alternative Behavioral Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
evaluate and monitor the accounts receivable balances to support and when needed, adjusts both contractual and doubtful account allowances.
Investment in Unconsolidated Affiliate
Those affiliates over which the Company has the ability to exert significant influence are accounted for under the equity method. This includes the Company’s investment in NetCare of Virginia, Inc., of which the Company owns twenty-five percent of its common stock.
Property, Plant and Equipment
Property, plant and equipment are stated at cost less accumulated depreciation. In accordance with Statement of Position 98-1 Accounting for the Cost of Computer Software Developed or Obtained for Internal Use, the external direct costs incurred in the development of internal-use software as well as the allocated payroll-related costs of employees are capitalized to the extent that they have devoted efforts to the project. The Company provides for depreciation using the straight-line method over the estimated useful lives of the assets. Estimated useful asset lives are as follows:

Years
Land improvements	3 to 31
Buildings and improvements (exclusive of leasehold improvements)	5 to 40
Furniture, fixtures and equipment	3 to 20
Leasehold improvements are included in buildings and improvements and are depreciated over the lesser of the remaining term of the lease or the remaining estimated useful life of the asset. Capitalized software is amortized over three years.
The Company evaluates the recoverability of its long-lived assets in accordance with the Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires recognition of the impairment of long-lived assets in the event that the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets.
Intangible Assets
Intangible assets were acquired in 2004 and include the estimated fair value of certificates of need, patient referral relationships and noncompete agreements. The patient referral relationships and certificates of need are amortized on a straight-line basis over the expected life of the assets of 15 years. The noncompete agreements are amortized on a straight-line basis over 5 years.
Goodwill
On October 1, 2004, ABS acquired the stock of New Hope Midlands, Inc. and New Hope, Inc. for approximately $6,236,000. The acquisition was accounted for as a purchase. As a result of the acquisition, ABS recorded goodwill of approximately $3,453,000 on the balance sheet. During the second quarter of 2005, the carrying value of the goodwill was reduced by approximately $2,619,000, representing the deferred tax effect of treating the acquisition as an asset purchase for income tax purposes (see Note 2).
As of January 1, 2002, ABS adopted SFAS No. 142, Goodwill and Other Intangible Assets. Accordingly, the Company is required to test the goodwill for impairment at least on an annual basis. The Company has determined that it has several reporting units. Goodwill is only attributable to one of

Alternative Behavioral Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
its reporting units, which is comprised of three residential treatment center facilities (two in South Carolina and one in Virginia). The fair value of the reporting unit was determined by projecting future cash flows at the annual evaluation date of October 1, 2005. The valuation did not indicate any impairment to the recorded goodwill.
Income Taxes
Income taxes for financial reporting purposes are recorded in accordance with SFAS No. 109, Accounting for Income Taxes. The asset and liability method under SFAS No. 109 requires the recognition of deferred tax assets and liabilities for the expected future consequences of temporary differences between the carrying amounts and tax bases of the Company’s asset and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.
ABS is included in FHC’s consolidated Federal, combined Virginia, and consolidated/unitary Arizona, Nebraska and California income tax returns. Separate income tax returns are filed in the other states in which ABS conducts business. The income tax provision or benefit is computed for each entity in the consolidated group at the statutory rate based on each entity’s income or loss giving effect to permanent differences.
New Accounting Pronouncements
In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109, Accounting for Income Taxes (“FIN 48”), which clarifies the accounting for uncertainty in income taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that the Company recognize in the financial statements the impact of a tax position, if that position is more likely than not to be sustained on audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods and disclosure. The provisions of FIN 48 are effective beginning January 1, 2007 with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company is currently evaluating the impact of adopting FIN 48 on the financial statements.
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”) which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. The provisions of SFAS No. 157 are effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company does not expect SFAS No. 157 to have a material impact on the Company’s financial statements.
In September 2006 the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“SFAS No. 158”) which requires an employer to recognize the over-funded or under-funded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity. This Statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. The Company does not have any defined benefit postretirement

Alternative Behavioral Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
benefit plans, therefore does not expect SFAS No. 158 to have a material impact on the Company’s financial statements.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”). Due to diversity in practice, SAB 108 expresses SEC staff views regarding the process by which misstatements in financial statements are evaluated for purposes of determining whether financial statement restatement is necessary. SAB 108 is effective for fiscal years ending after November 15, 2006.

2.	New Hope Facilities Acquisition

As discussed in Note 1, on October 1, 2004, ABS acquired 100% of the stock of two residential treatment centers in South Carolina, New Hope Midlands, Inc. and New Hope, Inc. (“the Centers”), for approximately $6,236,000, including acquisition costs of approximately $185,000. The acquisition was accounted for as a purchase. Earnings of the Centers have been included in the accompanying consolidated statements of operations since the acquisition date.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed as determined by an independent appraisal:

Current assets	$225,000
Property and equipment	2,685,000
Goodwill	833,000
Intangible assets	5,661,000

Assets acquired	9,404,000

Current liabilities	825,000
Long-term debt	2,343,000

Liabilities assumed	3,168,000

Net assets acquired	$6,236,000

Intangible assets include the estimated fair value of noncompete agreements of $96,000, patient referral relationships of $2,004,000, and certificates of need of $3,561,000. All of the recognized goodwill is expected to be deductible for tax purposes

ABS management made a joint Internal Revenue Code section 338(h)(10) election with the prior owner of the Centers for the acquisition of these two companies. The election treated the acquisition of the companies as an asset purchase for Federal income tax purposes. In 2005 the Internal Revenue Service approved this election, and as a result, the Company reduced its deferred tax liabilities by approximately $2,619,000 and reduced the goodwill recorded from the transaction by the same amount. This adjustment is included in the estimated fair value of net assets acquired in the table above.

Subsequent to the acquisition, the prior owner of the Centers owes ABS amounts primarily comprised of shared overhead services and true-up of the September 30, 2004 conveyed assets and assumed liabilities. In addition, ABS owes the prior owner amounts primarily comprised of shared overhead services and

Alternative Behavioral Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
payments made by the prior owner on behalf of ABS. Net amounts owed to the prior owner as of December 31, 2005 was $68,000, and recorded in accounts payable. This balance was paid during the first quarter of 2006.

3.	Property, Plant and Equipment

Property, plant and equipment as of September 30, 2006 and December 31, 2005 consisted of the following:

	September 30,	December 31,
	2006	2005
	(Unaudited)
Land and land improvements	$6,933,013	$6,860,634
Buildings and improvements	59,448,059	58,773,715
Furniture, fixtures and equipment	18,801,014	17,779,348
Construction in progress	2,739,364	2,032,882

	87,921,450	85,446,579
Less accumulated depreciation	(45,114,180)	(42,641,368)

	$42,807,270	$42,805,211

Depreciation expense aggregated approximately $2,618,000, $2,747,000 and $3,689,000 for the nine months ended September 30, 2006 and 2005 (unaudited) and for the year ended December 31, 2005, respectively.

At September 30, 2006 (unaudited), property, plant, and equipment under capital leases consisted of buildings and equipment with a cost basis of $6,487,951, and accumulated amortization of $848,625. At December 31, 2005, property, plant, and equipment under capital leases consisted of buildings and equipment with a cost basis of $5,652,711, and accumulated amortization of $420,500.

During 1999, ABS closed a psychiatric facility in Nashville, Tennessee. The estimated fair market (expected net realizable) value of the real property owned by the facility is reflected as assets held for sale of approximately $2,489,000 at September 30, 2006 (unaudited) and December 31, 2005.

During 2004, ABS closed a psychiatric facility in Kenbridge, Virginia, which was reclassified to assets held for sale. The estimated fair market (expected net realizable) value of the real property owned by the facility is reflected as assets held for sale of approximately $842,000 at September 30, 2006 (unaudited) and December 31, 2005.

During the first quarter of 2005, ABS sold a psychiatric facility (previously classified as held for sale) located in Richmond, Virginia, and recognized a gain of approximately $2,000.

The Company is currently seeking and working with prospective buyers and is actively engaged in ongoing discussions and negotiations related to the sale of properties held for sale.

Alternative Behavioral Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
4.	Other Intangible Assets

Other intangible assets as of September 30, 2006 (unaudited) and December 31, 2005 consisted approximately of the following:

	Certificates	Patient Referral
	of Need	Relationships	Noncompete	Total
September 30, 2006 (Unaudited)
Cost	$3,561,000	$2,004,000	$96,000	$5,661,000
Accumulated amortization	(475,000)	(267,000)	(38,000)	(780,000)

Net book value	$3,086,000	$1,737,000	$58,000	$4,881,000

	Certificates	Patient Referral
	of Need	Relationships	Noncompete	Total
December 31, 2005
Cost	$3,561,000	$2,004,000	$96,000	$5,661,000
Accumulated amortization	(297,000)	(167,000)	(24,000)	(488,000)

Net book value	$3,264,000	$1,837,000	$72,000	$5,173,000

Amortization of other intangibles assets for the nine months ended September 30, 2006 and 2005 (unaudited) and the year ended December 31, 2005 was as follows:

	September 30,	September 30,	December 31,
	2006	2005	2005
	(Unaudited)	(Unaudited)
Certificates of need	$178,000	$237,000	$297,000
Patient referral relationships	100,000	101,000	134,000
Noncompete	14,000	14,000	19,000

	$292,000	$352,000	$450,000

Amortization of other intangible assets for each of the five years in the period ending December 31, 2010 and thereafter, are as follows:

2006	$390,000
2007	390,000
2008	390,000
2009	386,000
2010	371,000
Thereafter	3,246,000

$5,173,000

Alternative Behavioral Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
5.	Income Taxes

The tax benefit for the nine months ended September 30, 2006 and 2005 (unaudited) was approximately $2.0 million and $3.5 million, respectively. The effective tax rate in 2005 was impacted by an approximate $2.5 million income tax benefit as a result of management’s reassessment of its valuation allowance for deferred income tax assets in Puerto Rico.

First Hospital Panamericano, Inc. (“Panamericano”), a subsidiary, has been granted a partial exemption from income taxes and real estate taxes under the benefits granted by Act No. 168 (Hospital Facilities Tax Exemption). The Act provides for a 50% reduction in the Puerto Rico taxable income and a partial exemption from real estate taxes and is effective through June 30, 2007.

Effective October 1, 1992, Panamericano elected to be treated as a Possessions Corporation under Internal Revenue Service Code Section (“IRC”) 936 and, therefore, was not subject to federal income taxes through December 31, 2001. The 1996 Small Business Act repealed Section 936 on a prospective basis over a 10-year transition period. For taxable periods after 1995 and before 2002, the credit allowed under Section 936 is calculated the same as under the tax law prior to 1996. For tax periods after 2001 and before 2006, the credit is subject to a cap as outlined in the IRC.

FHC’s tax returns are subject to examination by the Internal Revenue Service and other government agencies in the jurisdictions where FHC operates. As of September 30, 2006 (unaudited) and December 31, 2005, ABS had accrued $1,500,000 for potential future unfavorable settlements of these examinations. Any differences between tax contingency reserves and additional assessed liabilities will be adjusted at the time the examinations close, or at the time that the opportunity for the agencies to examine the returns expires.

Alternative Behavioral Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Deferred tax assets and liabilities relate to temporary differences between the recorded basis of assets and liabilities for financial reporting and income tax purposes. Significant components of deferred tax balances as of December 31, 2005 are as follows:

Deferred tax assets
Allowance for bad debts	$1,323,201
Payable to providers	98,315
Malpractice insurance reserves	611,511
Accrued vacation	1,403,524
Estimated reserves	192,516
Prepaid expenses	113,066
Impairment loss	4,106,413
Other	211,071
Federal, state and Puerto Rico net operating loss carryforwards	4,216,544

Deferred tax assets before valuation allowance	12,276,161
Less valuation allowance	(650,855)

Deferred tax assets	$11,625,306

Deferred tax liabilities
Reversal of cash basis accounting for tax purposes	(854,984)
Depreciation	(2,116,457)
Non-accrual experience method	(404,483)
Accrued employee benefits	(157,727)
Software development	(733,596)
Intangible assets and other	(977,735)

Deferred tax liabilities	(5,244,982)

Net deferred tax asset	$6,380,324

The valuation allowance relates to deferred tax assets and Puerto Rico and state net operating loss carryforwards not expected to be realized.
The net deferred tax assets are classified in the accompanying December 31, 2005 balance sheet, as follows:

Current assets	$3,024,470
Noncurrent assets	3,355,854

$6,380,324

Puerto Rico and state net operating losses available for carryforward approximated $54,468,000 at December 31, 2005. Puerto Rico and state net operating loss carryforwards expire beginning in the year ended December 31, 2006.

Alternative Behavioral Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
The income tax benefit for the year ended December 31, 2005 consisted of the following:

Current income tax expense (benefit)
Federal	$(3,129,755)
State	128,576
Foreign	1,020,998
Deferred income tax expense (benefit)
Federal	(788,706)
State	(620,024)
Foreign	710,194
Change in valuation allowance	(2,530,208)

Total income tax benefit	$(5,208,925)

The effective income tax rate on the Company’s pre-tax losses differs from the Federal statutory income tax rate for the year ended December 31, 2005 as follows:

Statutory Federal income tax rate	35%
State and Puerto Rico taxes, net of Federal benefit	(16)
Current year effect of Sec 936 Federal tax benefit	2
Permanent differences	(1)
Change in valuation allowance	30
Tax impact of Sec 936 phase-out of Federal tax benefit	12

62%

6.	Retirement Plans

The Company’s domestic subsidiaries participate in FHC’s 401(k) plan. The Company’s Puerto Rico subsidiaries participate in a separate FHC 401(k) plan. Each is a defined contribution employee benefit plan. The Company made aggregate contributions to the plans of approximately $685,000, $588,000 and $815,000 for the nine months ended September 30, 2006 and 2005 (unaudited) and the year ended December 31, 2005, respectively.

7.	Capital Leases

At September 30, 2006 (unaudited) and December 31, 2005, the Company leased certain real property and equipment under agreements classified as capital leases. The real property and equipment and the related liabilities under the capital leases were recorded at the present value of the future payments due under the leases.

Alternative Behavioral Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
The following is a schedule of the future minimum lease payments under capital lease obligations together with the total present value of the future minimum lease payments at December 31, 2005:
Year ending December 31,

2006	$758,884
2007	829,893
2008	837,175
2009	804,729
2010	796,842
Thereafter	7,490,897

Total minimum lease payments	11,518,420
Less amount representing interest	(6,052,999)

Present value of minimum lease payments	$5,465,421

The fair value of the capital lease obligations at September 30, 2006 (unaudited) and December 31, 2005 approximates book value.

The Company entered into a capitalized lease that is collateralized by real property, and payable in monthly installments through September 2019. The balance of this obligation as of September 30, 2006 (unaudited) is approximately $3,216,000, including $96,000 due within one year. The balance of this obligation as of December 31, 2005 is approximately $3,280,000, including $79,000 due within one year.

The Company entered into a capitalized lease that is collateralized by real property, and payable in monthly installments through December 2019. The balance of this obligation as of September 30, 2006 (unaudited) is approximately $2,002,000, including $35,000 due within one year. The balance of this obligation as of December 31, 2005 is approximately $2,023,000, including $25,000 due within one year.

The Company entered into various capitalized leases that are collateralized by equipment, and payable in monthly installments through July 2009. The balance of these obligations as of September 30, 2006 (unaudited) is approximately $129,000, including $48,000 due within one year. The balance of these obligations as of December 31, 2005 is approximately $163,000, including $46,000 due within one year.

The Company entered into various capitalized leases during the nine months ended September 30, 2006 (unaudited) that are collateralized by equipment, and payable in monthly installments through September 2010. The balance of these obligations as of September 30, 2006 (unaudited) is approximately $734,000, including $192,000 due within one year.

8.	Long Term Obligations

Subordinated Debt

During 2003, the Company’s residential treatment and acute care facility in Hopkinsville, Kentucky financed the acquisition of land adjacent to the facility by issuing $225,000 in subordinated debt, payable in equal annual installments over five years at 6% interest. The balance of this debt is $143,000 as of September 30, 2006 (unaudited) and December 31, 2005 including $45,000 due within one year.

Alternative Behavioral Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Notes Payable

In conjunction with the acquisition of the Centers (see Note 2), ABS assumed notes payable of approximately $366,000 with interest ranging from 8.06% to 9.00%, collateralized by real property with a net book value of $119,000 and $135,000 as of September 30, 2006 (unaudited) and December 31, 2005, respectively, payable in monthly installments, maturing at various dates through July 2012. The balance of these notes payable in aggregate as of September 30, 2006 (unaudited) and December 31, 2005 is approximately $292,000 and $320,000, respectively, including $39,000 and $37,000 due within one year.

Bank of America Note

In conjunction with the acquisition of the Centers (see Note 2), ABS assumed a note payable to Bank of America of approximately $1,980,000. This loan bears interest at the 3 month LIBOR rate plus 2.5%, is collateralized by real property with a net book value of $2,044,000 and $2,323,000 as of September 30, 2006 (unaudited) and December 31, 2005, respectively, and is repayable in monthly installments of $10,476, plus interest, through December 31, 2007, with the remaining balance due at that time. In February 2005, this loan was refinanced with Bank of America. The new loan bears interest at the one month LIBOR rate plus 2.35% (7.97% and 6.39% as of September 30, 2006 (unaudited) and December 31, 2005, respectively), and is repayable in monthly installments of $10,801, plus interest, through March 1, 2010, with the remaining balance of approximately $1,300,000 due at that time. The balance of this note payable as of September 30, 2006 (unaudited) and December 31, 2005 is approximately $1,739,000 and $1,840,000, respectively, including $129,000 and $129,000 due within one year.

Aggregate maturities of all ABS’s long-term obligations, excluding capital lease obligations, at December 31, 2005, are as follows:
Year ending December 31,

2006	$211,250
2007	217,178
2008	211,030
2009	314,066
2010	1,332,212
Thereafter	17,533

$2,303,269

9.	Related Party Transactions

The net amount due to affiliated companies at September 30, 2006 (unaudited) primarily represents non-interest bearing advances made to the Company for payroll costs paid on behalf of the Company and for interest expense allocated by FHC. Management, based on discussions with the affiliated companies, estimates that the amounts included in current liabilities will be repaid by the Company within one year.

At December 31, 2005, ABS forgave its net intercompany receivables due from FHC and other affiliated companies, which were recorded as a reduction in additional paid-in capital of approximately $8,771,000.

Alternative Behavioral Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Under a management agreement and shared service agreements with FHC and ValueOptions, Inc., a wholly-owned subsidiary of FHC, the Company was allocated approximately $1,372,000, $1,592,000 and $2,099,000 in overhead costs and approximately $12,355,000, $10,702,000 and $14,986,000 in interest expense for the nine months ended September 30, 2006 and 2005 (unaudited) and the year ended December 31, 2005, respectively. Management fees are allocated based on operating revenues and shared services are allocated based on various metrics specific to the services provided. Interest expense is allocated based on the sum of average accounts receivable and average net book value of property, plant and equipment. Management believes these allocation methods to be reasonable. Under a management agreement with ValueOptions, Inc., the Company was charged management fees of approximately $36,000, $36,000 and $48,000 for claims payment and administrative services for the nine months ended September 30, 2006 and 2005 (unaudited) and the year ended December 31, 2005, respectively. The overhead costs and management fees are reported within operating and administrative expenses.
The Company rents space from an affiliated company and recognized rental expense of approximately $432,000, $279,000 and $373,000 for the nine months ended September 30, 2006 and 2005 (unaudited) and the year ended December 31, 2005, respectively. Additionally, affiliated companies provided business travel, drug testing and laboratory services, outcome analysis, credentialing, pharmacy benefits and operations management services to the Company. The total cost of these services aggregated approximately $1,944,000, $1,893,000 and $2,383,000 for the nine months ended September 30, 2006 and 2005 (unaudited) and the year ended December 31, 2005, respectively. These costs are reported within operating and administrative expenses.
The Company, through wholly-owned subsidiary First Home Care Corporation, provided certain management, financial, and other services to the Foundations for Home and Community, Inc. (the “Foundation”), a Virginia non-stock, not-for-profit Corporation. Certain executives of the Company serve as members of the Foundation’s Board of Directors and elected officers. The Company recognized operating revenue for management, financial, and other services provided of $5,165,000, $3,576,000 and $5,118,000 for the nine months ended September 30, 2006 and 2005 (unaudited) and the year ended December 31, 2005, respectively. In accordance with a provision in the management agreement, the Company recognized interest income for non-payment of invoices, charged at 1.5% per month, in the amount of $0, $59,000 and $59,000 for the nine months ended September 30, 2006 and 2005 (unaudited) and the year ended December 31, 2005, respectively. A receivable from the Foundation of $618,000 and $685,000 as of September 30, 2006 (unaudited) and December 31, 2005, respectively, is included in prepaid expenses and other assets.
The Company also provided the Foundation with a $500,000 revolving line of credit agreement which expired during 2005. Outstanding balances were payable on or before October 1, 2005 with interest payable monthly at prime plus 3%. There were no amounts outstanding as of December 31, 2005. There was no interest income recognized on borrowings for the year ended December 31, 2005.
The Company, through wholly-owned subsidiary ABS LINCS TX, Inc., provided consulting services to ValueOptions, Inc. for provider network relations under an agreement beginning in 2006. The Company recognized operating revenue of $258,000 for the nine months ended September 30, 2006 (unaudited). A receivable from ValueOptions, Inc. of $258,000 as of September 30, 2006 (unaudited) is included in prepaid expenses and other assets.

Alternative Behavioral Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
10.	Commitments and Contingencies

Operating Leases

The Company leases space and equipment for certain of its programs under leases expiring at various dates through the year 2014. Rent expense aggregated approximately $1,952,000, $2,218,000 and $2,985,000 for the nine months ended September 30, 2006 and 2005 (unaudited) and the year ended December 31, 2005, respectively.

As of December 31, 2005, aggregate future minimum lease payments under all leases for the years ending after December 31, 2005, are as follows:
Year ending December 31, 2005

2006	$1,591,491
2007	754,783
2008	619,051
2009	501,340
2010	426,258

$3,892,923

Litigation

The Company is from time to time subject to claims and suits arising in the ordinary course of operations. In the opinion of management, the ultimate resolution of such pending legal proceedings will not have a material effect on the Company’s consolidated financial position or results of operations.

Liability Insurance

The Company, through FHC, maintains professional and general liability, as well as managed care errors and omissions liability, insurance coverage under claims-made policies. Effective September 1, 2003, FHC is insured for losses up to $15,000,000 per claim and in the aggregate, with self-insured retentions of $1,000,000 per claim and no aggregate, and maintains an umbrella policy with additional limits of $10,000,000 per claim and in the aggregate. Effective November 11, 2005, FHC is insured for losses up to $15,000,000 per claim and in the aggregate, with self-insured retentions of $2,500,000 per claim and no aggregate, and maintains an umbrella policy with additional limits of $10,000,000 per claim and in the aggregate.

Effective June 1, 2004, the ABS detention facilities are insured for losses up to $1,000,000 per claim and in the aggregate, with a deductible of $50,000 per claim, and maintains an excess liability policy with additional limits of $9,000,000 per occurrence and in the aggregate.

Claims reported endorsements (tail coverage) are available if the policies are not renewed to cover claims incurred but not reported. Management anticipates that renewal coverage will be available at the expiration of the current policies. The Company has accrued a reserve of $1,289,000 and $1,257,000 as of September 30, 2006 (unaudited) and December 31, 2005, respectively, for the self-insured portion and deductible provisions of professional and general liability based upon the Company’s past experience and other relevant information.

Alternative Behavioral Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Guarantees
On December 18, 2003, the Parent entered into a $305 million Senior Secured Credit Loan and Guarantee Agreement (“Senior Credit Facility”). This loan is guaranteed by FHC and certain of its subsidiaries, including ABS. The loan is collateralized by the guarantors by granting a second priority lien on their accounts receivable, a joint lien on certain properties, a first priority lien on their equipment and other assets and a pledge of the capital stock or ownership interest in each of these entities.
On February 9, 2005, the Parent entered into a $100 million Third Lien Term Loan and Guaranty Agreement (“Third Lien Loan”). On June 28, 2006, the Third Lien Loan was amended and restated to, among other things, make an additional $90 million available under a synthetic letter of credit facility. This loan is guaranteed by FHC and certain of its subsidiaries, including ABS. The Third Lien Loan is collateralized by a third priority lien on the accounts receivable, equipment and other assets of the guarantors, and a pledge of the capital stock or ownership interest in each of these entities and mortgages on real estate.
See Note 1 — Liquidity for additional information regarding these guarantees.
Letter of Credit
ABS obtained a letter of credit to secure a surety bond that is required under a managed care contract in Puerto Rico. The letter of credit totals approximately $600,000 as of September 30, 2006 (unaudited) and December 31, 2005 and expires October 31, 2006 which coincides with the contract period. The letter of credit is subject to fees competitively determined in the marketplace.
Other Commitments
In October 2004, ABS entered into an application services agreement with an independent vendor to obtain electronic health record software. The vendor will modify its standard software and provide other implementation services to meet the requirements of ABS locations. The software will be implemented by location in phases over three years. Costs incurred to develop and implement the software are accounted for in accordance with SOP 98-1 Accounting for the Cost of Computer Software Developed or Obtained for Internal Use. The cost of these services is expected to aggregate approximately $3,103,000 during the initial three year term of the contract. As of September 30, 2006 (unaudited) and December 31, 2005, respectively, $2,132,000 and $1,301,000 has been spent, of which $1,867,000 and $1,166,000 is included in property, plant and equipment on the accompanying consolidated balance sheets, respectively, and $130,000, $77,000 and $131,000 is included in operating and administrative expense on the accompanying consolidated statements of operations, for the nine months ended September 30, 2006 and 2005 (unaudited) and the year ended December 31, 2005, respectively.
In February 2006, the Company entered into a purchase agreement for the construction of a residential condominium for approximately $2,781,000. As of September 30, 2006, the Company had made required deposits of $55,000. The balance is due upon closing, which is anticipated to occur in late 2007. In November 2006, the purchase agreement was amended to remove the Company from the obligation.

Alternative Behavioral Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
11.	Payable to Providers

The following table provides a reconciliation of the beginning and ending amounts payable to providers:

	September 30,	December 31,
	2006	2005
	(Unaudited)
Payable to providers, beginning of period	$2,187,520	$2,095,463
Claims incurred related to:
Current period	7,936,651	15,990,426
Prior periods	(519,556)	(824,893)

Total incurred	7,417,095	15,165,533

Claims paid related to:
Current period	(5,557,688)	(13,941,305)
Prior periods	(1,346,777)	(1,132,171)

Total paid	(6,904,465)	(15,073,476)

Payable to providers, end of period	$2,700,150	$2,187,520

Claims incurred related to prior periods are recorded as a reduction to operating and administrative expenses in the current period.

In the third quarter of 2006, the Company reached a settlement agreement with a provider for all amounts owed by the Company for prior periods and through June 30, 2006. This settlement resulted in a reduction to previously recorded liabilities of approximately $515,000.

Alternative Behavioral Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
12.	Concentrations of Credit Risk

Patient care services are generally provided without requiring collateral from patients, third-party payors or others. A breakdown of the percentage of receivables by payor as of September 30, 2006 (unaudited) and December 31, 2005 is as follows:

	September 30,	December 31,
	2006	2005
	(Unaudited)
Medicare and various Medicaid programs (none individually more than 10%)	20%	24%
Virginia Medicaid Program	8	6
Commonwealth of Puerto Rico	15	17
District of Columbia	10	6
Other state and local governments, excluding Medicaid (none individually more than 10%)	18	24
Other payors and nonpatient revenue (Administracion de Seguros de Salud de Puerto Rico is 11% and 2%)	29	23

	100%	100%

The breakdown of the percentage of total operating revenue by type of payor is as follows:

	Nine	Nine
	Months	Months	Year
	Ended	Ended	Ended
	September 30,	September 30,	December 31,
	2006	2005	2005
	(Unaudited)	(Unaudited)
Medicare and various Medicaid programs (none individually more than 10%)	22%	21%	21%
Virginia Medicaid Program	10	11	11
Other state and local governments, excluding Medicaid (none individually more than 10%)	26	29	27
Others (none individually more than 10%)	18	16	17
Nonpatient revenue (Administracion de Seguros de Salud de Puerto Rico is 20%, 21%, and 21%)	24	23	24

	100%	100%	100%

Laws and regulations governing the Medicare and Medicaid programs are complex and subject to interpretation. The Company believes that it is in compliance with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing. While no such regulatory inquiries have been made, compliance with such laws and regulations can be subject to future government review and interpretation as well as significant regulatory action including fines, penalties, and exclusion from the Medicare and Medicaid programs.

Alternative Behavioral Services, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
The Company maintains demand deposits, with one financial institution, the balances of which from time-to-time exceed the federally insured amount.

13.	Restatement

Effective November 15, 2005, FHC Financial, which previously was a wholly-owned subsidiary of FHC, was merged into ABS. Accordingly, these consolidated financial statements include the accounts of FHC Financial. The previously reported stockholder’s equity for ABS as of January 1, 2005 of $65,395,178 has been retroactively restated to $70,607,505 to reflect this merger.

14.	Subsequent Events — Unaudited

On May 26, 2006, FHC entered into a stock purchase agreement pursuant to which FHC has agreed to sell all of the outstanding capital stock of ABS to Psychiatric Solutions, Inc. (“PSI”) for a cash purchase price of $250 million. On October 27, 2006, the agreement was amended and restated such that the purchase price is $210 million to FHC and (i) $1.2 million over 24 months and (ii) 130,000 shares of newly issued PSI common stock to the principal owner of FHC. Closing of the transaction is conditioned upon satisfaction of customary closing conditions, including the receipt of all necessary governmental permits and approvals. It is anticipated that closing will occur during the fourth quarter of 2006.